Exhibit 10.1

AMENDMENT NO. 1 TO CHANGE OF CONTROL AGREEMENT

     THIS AMENDMENT NO. 1 TO CHANGE OF CONTROL AGREEMENT (“Amendment”) by and between Pioneer-Standard Electronics, Inc., now known as Agilysys, Inc., an Ohio corporation (the “Company”), and Martin F. Ellis (“Employee”), is dated as of the 28 day of April, 2005.

     WHEREAS, the Company and the Employee are parties to a Change of Control Agreement dated as of June 30, 2003 (the “Change of Control Agreement”); and

     WHEREAS, the Company and the Employee desire that certain modifications be made to the Change of Control Agreement;

     WHEREAS, Section 8(c) of the Change of Control Agreement permits the parties thereto to amend such agreement, respectively, in a writing signed by each party.

     NOW, THEREFORE, in consideration of the parties’ mutual desire to modify the Change of Control Agreement, the parties agree as follows effective as of the date of execution of this Agreement:

     1. This Amendment shall amend the terms of the Change of Control Agreement as set forth herein. Capitalized terms not otherwise defined shall have the meanings ascribed to them in the Change of Control Agreement.

     2. Section 3.1 of the Agreement shall deleted, and the following shall be inserted therefore:

     3.1 Without Cause or for Good Reason. If, at any time prior to the date that is twelve (12) months subsequent to the Effective Date, the Employee’s employment with the Company shall be terminated either (i) by the Company without Cause, or (ii) by the Employee for Good Reason, as provided in Section 3.4, below:

                (a) the Company shall pay to the Employee within thirty (30) days of the date of termination a lump sum amount equal to twenty-four (24) times the greater of the Employee’s (i) highest monthly base salary paid or payable by the Company during the twelve (12) month period immediately preceding the Effective Date, or (ii) the highest monthly salary paid or payable by the Company at any time from the ninety (90) day period preceding the Effective Date through the date of termination (the “Highest Base Salary”); and

                (b) the Company shall pay to the Employee within thirty (30) days of the date of termination a lump sum amount equal to two (2) times the annual incentive plan (“AIP”) target applicable to Employee at the time of termination; and

                (c) the Company shall pay to the Employee within thirty (30) days of the date of termination a lump sum amount equal to twenty-four (24) times the monthly amount paid or payable to Employee by the Company as an auto allowance as in effect immediately preceding the Effective Date; and

                (d) for the twenty-four (24) month period following the date of termination (the “Benefits Continuation Period”), the Company shall continue to provide health insurance and retirement benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them if the Employee’s employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its Subsidiaries during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families, and for purposes of eligibility for retirement benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Benefits Continuation Period and to have retired on the last day of such period. Notwithstanding the foregoing, the Employee shall have no right to participate in any incentive compensation plan of the Company subsequent to the date of termination; and

                (e) if it would be illegal to provide the benefits under such plans, practices, programs or policies referred to in Section 3.1(d) above due to, among other things, nondiscrimination rules or tax qualification rules applicable to such plans, practices, programs or policies, then the Company will be deemed to be in compliance with this Agreement if it provides such Employee with a comparable substitute therefor, provided the Employee and the Employee’s dependents are placed thereby in the same or a better economic position than if the Company provided such benefits through its then existing plans, practices, programs or policies.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Change of Control Agreement as of the date first above written.

/s/ Martin F. Ellis	AGILYSYS, INC.

(“Employee”)	(“Company”)
By:
/s/ Arthur Rhein

Arthur Rhein Chairman, President and Chief Executive Officer